Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO REPORTS INCOME GAINS
ON STRONG THIRD QUARTER SALES

CRANFORD, NJ, October 29, 2010 – Metalico, Inc. (NYSE AMEX: MEA) today reported net income for the quarter ending September 30, 2010, of $4.5 million and earnings of $0.10 per diluted share on sales of $137 million, an increase of $45.5 million, or 50%, over same-quarter 2009 results. Operating income for the third quarter was $9.6 million, compared to $7.7 million in the prior-year. EBITDA (as defined below) increased by 22% to $13.8 million from $11.3 million for the same quarter in 2009.

Third Quarter Highlights

Year-over-year comparison to the third quarter of 2009 reflects continued improvement of operating performance:

•	Sales increased 50% to $137 million, an increase of $45.5 million over $91.5 million.

•	EBITDA rose 22% to $13.8 million compared to $11.3 million.

•	Operating income increased 25% to $9.6 million, compared to operating income of $7.7 million.

•	Net income was $4.5 million or $0.10 per diluted share, compared to adjusted net income of $2.7 million, or $0.08 per diluted share. The prior year’s reported net income of $5.1 million, or $.12 per share, benefitted from one-time gains (net of income taxes) and fair value adjustments totaling $2.4 million or $.04 per share compared to a benefit of $168,000 for similar items in the current quarter.

•	Unit volumes shipped increased 14% for ferrous scrap and 34% for non-ferrous scrap.

•	Platinum Group Metal (“PGM”) unit volumes shipped increased 32%.

•	Lead product shipments decreased by 15%; however operating income increased by 57%.

•	Effective income tax rate was 41% versus 31% last year.

The Company’s Scrap Metal segment reported $8.6 million in operating income in the quarter compared to $7.8 million for last year. Metalico’s Lead Fabricating segment reported improved operating income of $1.1 million compared to $0.7 million.

Sequential Quarter Comparison

Compared with the second quarter of 2010, sales declined slightly but most measures of operating performance improved.

•	Sales of $137 million decreased 5% from $144.6 million.

•	EBITDA increased 29% to $13.8 million from $10.7 million.

•	Operating income increased 43% to $9.6 million from $6.7 million.

•	Net income of $4.5 million increased slightly from net income of $4.4 million.

•	Unit volumes shipped increased 16% for ferrous scrap and 1% for non-ferrous scrap.

•	PGM unit volumes purchased and shipped fell by 13% and 19%, respectively.

•	The Lead Fabricating segment’s operating income improved substantially despite a 2% reduction in product shipments.

•	Effective income tax rate was 41% versus 39%.

Volume and Price Comparisons

Excluding acquisitions, sales increased by $35.6 million, due to higher selling volumes amounting to $4.8 million and 35% higher average metal selling prices representing $30.8 million. Acquisitions added $9.9 million to sales for the quarter. Sequentially, quarterly volumes shipped increased for ferrous and non-ferrous, and fell for PGM and Lead Fabricating.

Quarterly unit sales

			Q3 2010		Q3 2010
	Q3 2010	Q2 2010	Change	Q3 2009	Change

Ferrous (gross tons)	119,700	103,200	16%	105,300	14%
Non-Ferrous (pounds)	36,636,000	36,102,000	1%	27,305,000	34%
PGM (troy ounces)	31,441	39,042	-19%	23,868	32%
Lead (pounds)	12,524,000	12,845,000	-2%	14,699,000	-15%

For the quarter, average selling prices increased for all metals year-over-year. Average selling prices increased 8% for non-ferrous, but decreased for all other metals sequentially.

Quarterly unit selling price

			Q3 2010		Q3 2010
	Q3 2010	Q2 2010	Change	Q3 2009	Change

Ferrous (gross ton)	$363	$392	-7%	$269	35%
Non-Ferrous (pound)	$1.20	$1.11	8%	$0.98	22%
PGM (troy ounce)	$986	$1,122	-12%	$707	39%
Lead (pound)	$1.33	$1.42	-6%	$1.17	14%

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “We are generally pleased with the continued improvement in results to this point in 2010 compared to the prior year. Although our average scrap metal selling prices fell for most categories other than non-ferrous products, our operations produced quarterly and year-to-date EBITDA margins of 10.1%, meeting our internal target of 10%. We remain focused on margin generation and expanding the business while meeting or exceeding performance goals.”

He added, “From a macro perspective, we remain bullish on commodity markets for both base metal and precious metal prices in the fourth quarter and into 2011. We anticipate that metal prices will be supported by recovering global manufacturing demand coupled with restrained scrap supply and augmented by accelerating weakness in the U.S. dollar and other major currencies, which favors holding real assets such as metals and other commodities.”

Shareholders’ Equity and Debt

Metalico’s net working capital was $99.5 million and has improved by approximately $26.1 million since the start of the year. Debt outstanding increased by $9.4 million to $126.2 million compared to December 31, 2009, due primarily to the financing of increased receivables and inventory. Shareholders’ equity increased by $15.0 million to $165.3 million as of the end of the quarter from $150.3 million as of the end of 2009.

As of September 30, 2010, Metalico had 46,451,085 common shares issued and outstanding. The Company has no outstanding preferred stock.

Metalico operates in the highly volatile and cyclical commodity metals industry and therefore deems it unreliable to provide earnings guidance. The Company’s core business strategy emphasizes balanced growth of the ferrous, non-ferrous and PGM Scrap Recycling business through acquisitions and new facility development in existing and contiguous new markets.

Update and Outlook

During the third quarter ferrous scrap selling prices and related domestic steel mill demand decreased slightly while buy prices moderated and showed stability in the midst of fierce industry competition and a tight scrap generation environment. Non-ferrous volumes remained firm while prices rose modestly.

The slow industrial, demolition and obsolete scrap generation rates combined with slowly recovering U.S. and global metals demand should provide a favorable scrap price environment during the first half of next year.

Ferrous
The Company said that, after a small price correction early in the fourth quarter, industry expectations are for ferrous pricing to stabilize and slowly go up towards year-end. Domestic mills will likely curtail melting schedules in the fourth quarter which should be offset by tight supplies of many grades of prime scrap.

Non-Ferrous
Non-ferrous commodity pricing should likely be firm to rising for the remainder of 2010 and into 2011. Volumes purchased and sold should be slightly lower reflecting normal seasonal fluctuations characteristic of the slowest quarter of the year. Demand for non-ferrous scrap, particularly aluminum and copper, remains strong as diminished supply and strong export markets continue to pressure available scrap.

Aluminum De-ox
The Company believes demand for de-ox is moderating along with recent declines in steel production. Selling prices have been rising due to higher demand from aluminum product manufacturers and continued scarce scrap supply. Declines in steel industry capacity utilization in the fourth quarter could be offset early in 2011 and provide ongoing support for de-ox prices.

PGM
Pricing for PGM’s should be positively influenced by continued weakness in the U.S. dollar and expanding regulation, as well as demand for precious metal from investors and increased global auto production. Particularly with palladium, the anticipated depletion of inventories and growing utilization could result in shortages that could cause prices to rise further amidst increased volatility. Metalico plans to increase material processing and shipments in the fourth quarter. Historically, as PGM prices rise more material comes to market. However, rising prices also draw increased competition.

Lead Fabricating
Metalico’s lead segment expects to build upon its third-quarter successes in penetrating new markets, introducing new value-added products and continuing improvements in plant efficiency. The Company’s lead scrap purchase and refining program is generating increased yields and continues to help lower our average costs and improve our competitive position.

About Metalico

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

EBITDA Reconciliation

The Company defines EBITDA as earnings before interest, stock-based compensation, accelerated amortization and other costs related to refinancing of senior debt, income taxes, depreciation and amortization, financial instruments fair value adjustments, gain on extinguishment of debt, and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements

This news release, and in particular its “Industry Update and Outlook” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the fourth quarter of 2010 and beyond, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
Fax: (908) 497-1097
www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended			Nine months ended
	September 30,	September 30,		September 30,	September 30,
	2010	2009		2010	2009
		(Unaudited)
		($thousands, except per share data)
Revenue	$136,956	$91,480		$415,610	$207,112

Costs and expenses Operating expenses	118,161	72,982		356,181	167,335
Selling, general, and administrative expenses	6,294	7,578		19,939	19,286
Depreciation and amortization	3,450	3,174		10,086	9,768
Gain on insurance recovery	(513)	—		(513)	—

	127,392	83,734	—	385,693	196,389

Operating income	9,564	7,746		29,917	10,723

Financial and other income (expense)
Interest expense	(2,243)	(3,511)		(7,537)	(12,316)
Accelerated amortization and other costs related to refinancing of senior debt	—	(288)		(3,046)	(542)
Equity in loss of unconsolidated investee	(2)	(297)		(2)	(1,030)
Financial instruments fair value adjustments.	107	613		1,222	(1,421)
Gain on debt extinguishment	101	3,048		101	8,072
Other	113	2		26	189

	(1,924)	(433)		(9,236)	(7,048)

Income from continuing operations before income taxes	7,640	7,313		20,681	3,675
Provision for federal and state income taxes	3,149	2,254		8,248	1,261

Income from continuing operations	4,491	5,059		12,433	2,414
Discontinued operations, net of income taxes	2	(5)		(8)	177

Net income	$4,493	$5,054		$12,425	$2,591

Earnings per common share:
Basic:
Income from continuing operations	$0.10	$0.12		$0.27	$0.06
Discontinued operations, net	—	—		—	0.01

Net income	$0.10	$0.12		$0.27	$0.07

Diluted:
Income from continuing operations	$0.10	$0.12		$0.27	$0.06
Discontinued operations, net	—	—		—	0.01

Net income	$0.10	$0.12		$0.27	$0.07

Weighted Average Common Shares Outstanding:
Basic	46,449,302	43,534,362		46,440,380	39,445,479

Diluted	46,449,302	43,534,362		46,440,380	39,502,013

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands)

	September 30,	December 31,
	2010	2009
Assets:

Current Assets	$133,875	$102,720
Property & Equipment, net	72,136	75,253
Intangible and Other Assets	115,309	118,728

Total Assets	$321,320	$296,701

Liabilities & Stockholders’ Equity:

Current Liabilities	$34,371	$29,362
Debt & Other Long-Term Liabilities	121,692	117,082

Total Liabilities	156,063	146,444
Stockholders’ Equity	165,257	150,257

Total Liabilities & Stockholders’ Equity	$321,320	$296,701

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, accelerated amortization and other costs related to refinancing of senior debt, stock-based compensation, income taxes, depreciation and amortization, financial instruments fair value adjustments, gain on debt extinguishment and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
	(UNAUDITED)
	($ thousands)
EBITDA	$13,808	$11,292	$42,156	$21,495
Less: Interest expense	2,243	3,511	7,537	12,316
Accelerated amortization and other costs related to refinancing of senior debt	-	288	3,046	542
Stock based Compensation	683	667	2,129	1,845
Provision for federal and state income taxes	3,149	2,254	8,248	1,261
Gain on debt extinguishment	(101)	(3,048)	(101)	(8,072)
Depreciation and amortization	3,450	3,174	10,086	9,768
Financial instruments fair value adjustment	(107)	(613)	(1,222)	1,421
Discontinued operations, net	(2)	5	8	(177)

Net income	$4,493	$5,054	$12,425	$2,591